EXHIBIT 16.1

December 29, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 22, 2005, to be filed by Heritage Bankshares, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Witt Mares, PLC

Witt Mares, PLC

Norfolk, Virginia